EXHIBIT 4.1
$2,500,000,000
NABORS INDUSTRIES, INC.
0.94% SENIOR EXCHANGEABLE NOTES DUE 2011
GUARANTEED BY NABORS INDUSTRIES LTD.
PURCHASE AGREEMENT
May 18, 2006

May 18, 2006
CITIGROUP GLOBAL MARKETS INC.
     388 Greenwich Street
     New York, New York 10013
LEHMAN BROTHERS INC.
     745 7th Avenue
     New York, New York 10019
Dear Sirs and Mesdames:
     Nabors Industries, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the several initial purchasers named in Schedule A hereto (the “Initial Purchasers”) $2,500,000,000 principal amount of its 0.94% Exchangeable Notes Due 2011 (the “Firm Notes”) to be issued pursuant to the provisions of an Indenture to be dated as of May 23, 2006 (the “Indenture”) among the Company, the Guarantor (as defined below) and Wells Fargo Bank, National Association as Trustee (the “Trustee”). The Company also proposes to issue and sell to the several Initial Purchasers not more than an additional $250,000,000 principal amount of its 0.94% Senior Exchangeable Notes Due 2011, solely to cover over-allotments (the “Additional Notes”) if and to the extent the Initial Purchasers elect to exercise the right to purchase such Additional Notes granted to the Initial Purchasers in Section 2 hereof. The Firm Notes and the Additional Notes, together with the Guarantees (as defined below) are hereinafter collectively referred to as the “Notes”. The Notes will be fully and unconditionally guaranteed (the “Guarantees”) by Nabors Industries Ltd., a Bermuda exempted company (the “Guarantor”). The Notes will be exchangeable for shares of the Guarantor’s Common Shares, $0.001 par value (the “Underlying Securities”). The Notes and the Underlying Securities are hereinafter collectively referred to as the “Securities”.
     The Notes, the Guarantees and the Underlying Securities will be offered by the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A (“Rule 144A”) .
     The Initial Purchasers and their direct and indirect transferees will be entitled to the benefits and subject to the obligations of a Registration Rights Agreement to be dated the Closing Date (as defined below) among the Company, the Guarantor and the Initial Purchasers (the “Registration Rights Agreement”).
     The Company intends to use a portion of the net proceeds from the sale of the Securities to fund the cost of exchangeable note hedge transactions that the Company expects to close concurrently with the closing of the sale of the Securities with Bear, Stearns International Limited and Citibank, N.A. (the “Hedge Transactions”). In addition, in connection with the sale of the Securities and the Hedge Transactions, the Guarantor expects to sell warrants to purchase shares of its common stock to Bear, Stearns International Limited and Citibank, N.A. (the

“Warrant Sale”). As used herein, the term “Transactions” collectively refers to the Hedge Transactions and the Warrant Sale.
     In connection with the sale of the Securities, the Company has prepared and delivered to the Initial Purchasers a preliminary offering memorandum, dated May 17, 2006 (together with any exhibits thereto and the documents incorporated by reference therein, the “Offering Memorandum”) and has prepared and delivered a pricing supplement (the “Pricing Supplement”) dated May 18, 2006, in the form attached hereto as Schedule I, describing the terms of the Securities, the terms of the offering and a description of the Company and the Guarantor, each for use by the Initial Purchasers in connection with their solicitation of offers to purchase the Securities. As used herein, “Disclosure Package” shall mean the Offering Memorandum, as supplemented by the Pricing Supplement and any written communications (as defined in Rule 405 under the Securities Act) authorized for use under Section 6(e), each in the most recent form that has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of offers to purchase the Securities as of the Applicable Time. “Applicable Time” means 9:00 A.M. (EST) on May 18, 2006. Promptly after the Applicable Time and in any event no later than the Closing Date (as defined in Section 4), the Company will prepare and deliver to the Initial Purchasers a final offering memorandum (the “Final Memorandum”), which will consist of the Offering Memorandum with only such changes therein as are required to reflect the information contained in the Pricing Supplement. The Offering Memorandum and the Final Memorandum are each sometimes referred to herein as a “Memorandum.” As used herein (including the schedule and annexes hereto), the term “Memorandum” shall include in each case the documents incorporated by reference therein. The terms “supplement”, “amendment” and “amend” as used herein with respect to the Memorandum shall include all documents deemed to be incorporated by reference in the Memorandum that are filed subsequent to the date of the Memorandum with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
1. Representations and Warranties. The Guarantor and the Company, jointly and severally, represent and warrant to, and agree with each of the Initial Purchasers that:
     (a) (i) Each document filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Memorandum complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, and (ii) as of its date the Offering Memorandum did not contain, as of the Applicable Time the Disclosure Package did not or will not contain, and on and as of the Closing Date, the Disclosure Package and the Final Memorandum will not contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Disclosure Package or the Final Memorandum based upon information relating to the Initial Purchasers furnished to the Company in writing by the Initial Purchasers expressly for use therein, it being understood and agreed that the only such information is that described in Section 8(b).

     (b) Each of the Guarantor and the Company has been duly incorporated, organized or formed, is validly existing as a corporation or Bermuda exempted company, as applicable, in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Offering Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Guarantor and its subsidiaries, taken as a whole (a “Material Adverse Effect”).
     (c) Each Significant Subsidiary (as defined below) has been duly organized, is validly existing as a corporation or limited partnership in good standing under the laws of the jurisdiction of its organization, has the corporate or limited partnership power and authority to own its property and to conduct its business to the extent described in the Offering Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. All of the issued shares of capital stock (or limited partnership interests) of each Significant Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable and are owned by the Guarantor, directly or indirectly, free and clear of all liens, encumbrances, equities or claims other than any liens, encumbrances, equities or claims in favor of the Guarantor or another Significant Subsidiary. “Significant Subsidiaries” shall mean the Company, Nabors International Finance, Inc., Nabors Drilling USA, LP, Nabors Diamond Holdings, Inc. (Pool Company), Yellow Deer Investments Corp., Nabors Holding Company, Nabors International Management, Ltd., Nabors Drilling International Ltd., Drilling International II Ltd., Nabors Drilling Canada ULC, Nabors International Holdings Ltd., Oak Leaf Investments, Inc., Nabors Drilling Limited (Canada), Nabors Industries Inc., Nabors Canada (Alberta GP), Ryan Energy Technologies Inc., Nabors Well Services Co., Nabors Global Holdings Ltd. and Maple Leaf Holdings Ltd.
     (d) This Agreement has been duly authorized, executed and delivered by the Company and the Guarantor. The agreements effecting each of the Transactions and the consummation of such transactions, have been duly authorized and, on or prior to the Closing Date will have been, executed and delivered by each of the Company and the Guarantor and, assuming due authorization, execution and delivery of such agreements by the counterparties thereto, will be a valid and binding agreement of, each of the Company and the Guarantor, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity and implied covenants of good faith and fair dealing.
     (e) The outstanding capital stock of the Company is indirectly owned by the Guarantor, free and clear of all liens, encumbrances, equities or claims other than any liens, encumbrances, equities or claims in favor of the Guarantor or a Significant Subsidiary.

     (f) The authorized capital stock of the Guarantor conforms as to legal matters to the description thereof contained in the Offering Memorandum, and the common shares of the Guarantor outstanding on the date hereof have been duly authorized and are validly issued, fully paid and non-assessable.
     (g) The issuance of the Securities has been duly authorized and, when the Notes have been executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, the Notes and the Guarantees will be valid and binding obligations of the Company and the Guarantor, as the case may be, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally, general principles of equity and implied covenants of good faith and fair dealing, and will be entitled to the benefits of the Indenture and the Registration Rights Agreement.
     (h) The Underlying Securities issuable upon exchange of the Notes have been duly authorized and reserved and, when issued upon exchange of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable, and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights.
     (i) Each of the Indenture and the Registration Rights Agreement has been duly authorized and, on or prior to the Closing Date will have been, executed and delivered by, and, assuming due authorization, execution and delivery of the Indenture by the Trustee and of the Registration Rights Agreement by the Initial Purchasers, respectively, is or will be a valid and binding agreement of, the Company and the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity and implied covenants of good faith and fair dealing and except as rights to indemnification and contribution under the Registration Rights Agreement may be limited under applicable law.
     (j) The execution and delivery by the Company and the Guarantor of, and the performance by the Company and the Guarantor of their respective obligations under, this Agreement, the agreements effecting the Transactions, the Indenture, the Registration Rights Agreement and the Notes will not contravene any provision of (i) applicable law or the restated certificate of incorporation, as amended, or by-laws, as amended, of the Company, the Memorandum of Association or Bye-laws, as amended, of the Guarantor or (ii) any agreement or other instrument binding upon the Guarantor, the Company or any of the Significant Subsidiaries that is material to the Guarantor and its subsidiaries, taken as a whole, or, (iii) to the knowledge of the Guarantor or the Company, any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Guarantor, the Company or any Significant Subsidiary, except, in the cases of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

     (k) There are no material legal or governmental proceedings pending or, to the knowledge of the Guarantor or the Company, threatened to which the Company or any of its Significant Subsidiaries is a party or to which any of the properties of the Guarantor or the Company or any of their subsidiaries is subject other than proceedings accurately described in all material respects in the Offering Memorandum and proceedings that would not have a Material Adverse Effect or material adverse effect on the power or ability of the Guarantor or the Company to perform its obligations under this Agreement, the Indenture, the Registration Rights Agreement or the Notes or to consummate the transactions contemplated by the Offering Memorandum, including the Transactions.
     (l) None of the Company, the Guarantor nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an “Affiliate”) of the Company or the Guarantor has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or (ii) engaged in any form of general solicitation or general advertising in connection with the offering of the Securities (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.
     (m) Assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 7 and their compliance with the agreements set forth therein, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers in the manner contemplated by this Agreement to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.
     (n) The Securities satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.
     (o) Neither the Company nor the Guarantor is, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Disclosure Package and the Final Memorandum neither will be, an “investment company” as defined in the Investment Company Act.
     (p) Other than the Offering Memorandum, the Disclosure Package and the Final Memorandum, neither the Company nor the Guarantor (including their respective agents and representatives, other than the Initial Purchasers in their capacity as such) has made, used or prepared, authorized, approved or referred to nor will they prepare, make, use, authorize, approve or refer to any written communication that constitutes an offer to sell or solicitation of an offer to buy the Securities.
     2. Agreements to Sell and Purchase. The Company hereby agrees to sell to the Initial Purchasers, and the Initial Purchasers, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agree, severally and not jointly, to purchase from the Company the principal amount at maturity of Firm Notes set forth opposite such Initial Purchaser’s name on Schedule A hereto at a purchase price of 99.00% of the principal amount thereof (the “Purchase Price”).
     On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Initial Purchasers the Additional Notes, and the Initial Purchasers shall have the right to purchase, solely to cover over-allotments, severally and not jointly, up to $250,000,000 principal amount of Additional Notes at the Purchase Price, plus accrued interest, if any, from the Closing Date to the Option Closing Date. Such right may be exercised by the Initial Purchasers on one or more occasions, but the total principal amount that may be acquired pursuant to such exercises shall be limited to $250,000,000. Each time the Initial Purchasers elect to exercise such right, the Initial Purchasers shall so notify the Company in writing not later than 13 days after the Closing Date, which notice shall specify the principal amount of Additional Notes to be purchased by the Initial Purchasers and the date on which such Additional Notes are to be purchased. Such date may be the same as the Closing Date but not earlier than the Closing Date nor later than three business days after the date of such notice. Additional Notes may be purchased as provided in Section 4. The principal amount of Additional Notes to be sold to each Initial Purchaser shall be the principal amount that bears the same proportion to the aggregate principal amount of Additional Notes being purchased as the principal amount of Firm Notes set forth opposite the name of such Initial Purchaser on Schedule A hereto bears to the aggregate principal amount of Firm Notes, as adjusted pursuant to Section 10.
     Each of the Company and the Guarantor hereby agrees that, without the prior written consent of the Initial Purchasers, which consent will not be unreasonably withheld, it will not, during the period ending 90 days after the date of the Final Memorandum, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares of the Guarantor or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares of the Guarantor, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common shares of the Guarantor or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the sale of the Securities under this Agreement, (B) the issuance by the Guarantor of any common shares upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, (C) issuances and purchases pursuant to the Transactions, (D) the issuance by the Guarantor of common shares as consideration in an acquisition of the stock or assets of another entity or any contract or offer to enter into a contract therefor or (E) the grant or issuance of any securities of the type described in the immediately preceding sentence pursuant to employee benefit or compensation plans or agreements.
     The Company hereby agrees that, without the prior written consent of the Initial Purchasers, it will not, during the period beginning on the date hereof and continuing to and including the Closing Date, offer, sell, contract to sell or otherwise dispose of any debt of the Company or warrants to purchase debt of the Company in each case of a type substantially similar to the Notes (other than the sale of the Notes under this Agreement).

     3. Terms of Offering. You have advised the Company and the Guarantor that the Initial Purchasers will make an offering of the Securities to be purchased by the Initial Purchasers hereunder on the terms set forth in this Agreement and the Offering Memorandum.
     4. Payment and Delivery. Payment of the Purchase Price for the Firm Notes and the related Guarantees shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Firm Notes for the account of the Initial Purchasers at 10:00 a.m., New York City time, on May 23, 2006, or at such other time on the same or such other date, as shall hereafter be agreed upon by the Company and the Initial Purchasers. The time and date of such payment are hereinafter referred to as the “Closing Date.”
     Payment for any Additional Notes and related Guarantees shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Additional Notes for the account of the Initial Purchasers at 10:00 a.m., New York City time, on the date specified in the notice described in Section 2 or at such other time on the same or on such other date, in any event not later than June 8, 2006, as shall be designated in writing by the Initial Purchasers. The time and date of each such payment are hereinafter referred to as an “Option Closing Date”.
     Delivery of the Firm Notes and the Additional Notes, as the case may be, shall be made through the facilities of The Depository Trust Company (“DTC”) pursuant to its Full-Fast Delivery Program unless the Initial Purchasers shall otherwise instruct, and Securities sold by the Initial Purchasers in reliance on Rule 144A (the “144A Securities”) shall be represented by one or more global certificates.
     5. Conditions to the Initial Purchasers’ Obligations. The obligations of the several Initial Purchasers to purchase and pay for the Firm Notes and related Guarantees on the Closing Date are subject to the following conditions:
     (a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date there shall not have occurred any change, or any development involving a prospective change, in the financial position, or in the earnings, business or operations of the Guarantor and its subsidiaries, taken as a whole, from that set forth in the Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement) that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Offering Memorandum.
     (b) The Initial Purchasers shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of each of the Company, with respect to the Company, and the Guarantor, with respect to the Guarantor, to the effect set forth in Section 5(a)(i) and (ii) and to the effect that the representations and warranties of the Company and the Guarantor contained in this Agreement are true and correct as of the Closing Date and that each of the Company and the Guarantor has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

     The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.
     (c) The Company and the Guarantor shall have furnished to the Initial Purchasers the opinion of Bruce M. Taten, Vice President and General Counsel of Nabors Corporate Services, Inc., dated the Closing Date, substantially to the effect set forth on Annex 5(c) hereto. In giving such opinion, such counsel may rely as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of the Company or the Guarantor and the Significant Subsidiaries and of public officials. Such opinion may be relied upon only by the Initial Purchasers in connection with the transactions contemplated by this Agreement, and may not be used or relied upon by the Initial Purchasers for any other purpose, or by any other person, firm, corporation or entity for any purpose whatsoever, without the prior written consent of such counsel. Such opinion may be limited to the laws of the State of Texas and the General Corporation Law of the State of Delaware. As to Significant Subsidiaries that are not Selected Subsidiaries (as defined in Annex 5(c)), the Company will deliver opinions from counsel in the jurisdiction of formation, substantially to the effect set forth in Section (i) of Annex 5(c).
     (d) The Company and the Guarantor shall have furnished to the Initial Purchasers the opinion of Milbank, Tweed, Hadley & McCloy LLP, special United States counsel for the Company and the Guarantor, dated the Closing Date, substantially to the effect set forth on Annex 5(d) hereto. In rendering their opinions pursuant to this Section 5(d), such counsel may rely, to the extent deemed advisable by such counsel, (i) as to factual matters on certificates of officers of the Company or the Guarantor and (ii) upon certificates of public officials. Such counsel shall also state that such counsel has participated in conferences with officers, employees and representatives of the Company and the Guarantor, the independent public accountants of the Company and the Guarantor and the Initial Purchasers and their counsel, at which conferences such counsel made inquiries of such officers, Initial Purchasers and accountants, discussed in detail the contents of the Disclosure Package and the Final Memorandum and (without taking any further action to verify independently the statements made in the Disclosure Package and the Final Memorandum and, except as stated in Sections (ii) and (viii) of Annex 5(d), without assuming any responsibility for the accuracy, completeness or fairness of such statements) that nothing has come to such counsel’s attention that would lead such counsel to believe that the Disclosure Package, as of the Applicable Time and at the Closing Date, or the Final Memorandum as of its date and at the Closing Date, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that such counsel need express no opinion or comment with respect to the financial statements and other financial and statistical information contained or incorporated by reference therein).
     Such opinion shall be limited to the laws of the State of New York, the Federal laws of the United States and the General Corporation Law of the State of Delaware. Such opinion shall be rendered as of the Closing Date only in connection with this

Agreement and will be solely for the benefit of the Initial Purchasers, and may not be relied upon, nor shown to or quoted from, for any other purpose, or to any other person, firm or corporation.
     (e) The Company and the Guarantor shall have furnished to the Initial Purchasers the opinion of Appleby Spurling Hunter, special counsel for the Guarantor, dated the Closing Date, substantially to the effect set forth on Annex 5(e) hereto. Such opinion shall be limited to the laws of Bermuda. Such opinion shall be rendered as of the Closing Date only in connection with the Agreement and will be solely for the benefit of the Initial Purchasers, and may not be relied upon, nor shown to or quoted from, for any other purpose, or to any other person, firm or corporation.
     (f) The Initial Purchasers shall have received from Vinson & Elkins L.L.P., counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Securities, the Disclosure Package, the Final Memorandum and other related matters as the Initial Purchasers may reasonably require, and the Company and the Guarantor shall have furnished to such counsel such documents as such counsel reasonably requests for the purpose of enabling such counsel to pass upon such matters.
     (g) The Initial Purchasers shall have received on the Closing Date letters, dated the date of the Applicable Time and Closing Date, in form and substance satisfactory to the Initial Purchaser, from PricewaterhouseCoopers LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into each Memorandum; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.
     The obligations of the several Initial Purchasers to purchase Additional Notes hereunder are subject to the same conditions and the delivery to you on each Option Closing Date of each of the same documents as set forth in Section 5(a) through (g) above (or, with regard to documents and opinions, “bring down letters” reaffirming as of the Option Closing Date the facts or other opinions or statements contained in such documents and opinions) and such other matters as you may reasonably request related to the execution, authentication and issuance of the Additional Notes.
     6. Covenants of the Company and the Guarantor In further consideration of the agreements of the Initial Purchasers contained in this Agreement, the Company and the Guarantor, jointly and severally, covenant with the Initial Purchasers as follows:
     (a) To furnish to the Initial Purchasers in New York City, without charge, prior to 10:00 a.m. New York City time on May 23, 2006 and during the period mentioned in Section 6(c), as many copies of the Disclosure Package, the Memorandum, any documents incorporated by reference therein and any supplements and amendments thereto as the Initial Purchasers may reasonably request.

     (b) Before amending or supplementing the Disclosure Package or the Memorandum, to furnish to the Initial Purchasers a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which the Initial Purchasers reasonably object.
     (c) If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Initial Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Disclosure Package or the Memorandum in order to make the statements therein, in the light of the circumstances when the Disclosure Package or the Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Disclosure Package or the Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers, either amendments or supplements to the Disclosure Package or the Memorandum so that the statements in the Disclosure Package or the Memorandum as so amended or supplemented will not, in the light of the circumstances when the Disclosure Package or the Memorandum is delivered to a purchaser, be misleading or so that the Disclosure Package or the Memorandum, as amended or supplemented, will comply with applicable law.
     (d) To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Initial Purchasers shall reasonably request; provided, however that neither the Company nor the Guarantor shall be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.
     (e) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of their respective obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s and the Guarantor’s counsel and the Company’s and the Guarantor’s accountants in connection with the issuance and sale of the Securities and all other fees or expenses of the Company and the Guarantor in connection with the preparation of the Disclosure Package and the Memorandum and all amendments and supplements thereto, including all printing costs associated therewith, and the delivery of copies thereof to the Initial Purchasers, in the quantities herein above specified, (ii) all costs and expenses related to the issuance, transfer and delivery of the Securities to the Initial Purchasers, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any blue sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) any fees charged by rating agencies for the rating of the Securities, (i) the fees and expenses, if any, incurred in connection with the admission of the Securities for trading in PORTAL or any appropriate market system, (vi) the costs and charges of the Trustee and any transfer agent, registrar or depositary, and (vii) all other costs and expenses incident to the performance of the obligations of the Company and the Guarantor hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided elsewhere in this Agreement, the Initial Purchasers will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable upon resale of any of the Securities by them and any advertising expenses connected with any offers they may make.
     (f) Neither the Guarantor nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities.
     (g) Not to solicit any offer to buy or offer or sell the Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.
     (h) While any of the Securities remain “restricted securities” within the meaning of the Securities Act, to make available, upon request, to any seller of such Securities the information specified in Rule 144A(d)(4) under the Securities Act, unless the Guarantor is then subject to Section 13 or 15(d) of the Exchange Act.
     (i) Until the effectiveness of the shelf registration statement contemplated by the Registration Rights Agreement, the Guarantor will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Notes which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.
     (j) The Guarantor shall use its reasonable best efforts to have the Underlying Securities authorized (subject to official notice of issuance) for listing on The New York Stock Exchange as promptly as practicable following the execution hereof.
     (k) Before using, authorizing, approving or referring to any written communication that constitutes an offer to sell or a solicitation to buy the Notes or the Guarantees (other than the Disclosure Package and the Final Memorandum), the Company will furnish to the Initial Purchasers a copy of such written communication for review and will not use, authorize, approve or refer to any such written communication to which the Initial Purchasers reasonably object.
     7. Offering of Securities; Restrictions on Transfer. (a) Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that (i) it is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a “QIB”), and an “accredited investor” within the meaning of Rule 501 under the Securities Act, (ii) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, such Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities

Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (iii) it will solicit offers for such Securities only from, and will offer such Securities only to persons that it reasonably believes to be QIBs in transactions pursuant to Rule 144A and in connection with each such sale, it has taken or will take reasonable steps to ensure that such sale is being made in reliance on Rule 144A. Each Initial Purchaser will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Securities or has in its possession or distributes the Disclosure Package or the Memorandum or any such other material, in all cases at its own expense, except as provided in Section 6(e).
     (b) Each Initial Purchaser acknowledges and agrees that the Company and, for the purposes of the opinions to be delivered to the Initial Purchaser pursuant to Sections 5(c), 5(d), 5(e) and 5(f) by counsel for the Company, counsel for the Guarantor and counsel for the Initial Purchasers, respectively, may rely upon the accuracy of the representations and warranties of such Initial Purchaser, and compliance of such Initial Purchaser with its agreements, contained in paragraph 7(a) above, and such Initial Purchaser hereby consents to such reliance.
     8. Indemnity and Contribution. (a) The Company and the Guarantor, jointly and severally, agree to indemnify and hold harmless each Initial Purchaser and each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Offering Memorandum, the Disclosure Package or the Final Memorandum, or in any amendment or supplement, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to the Company in writing by the Initial Purchasers expressly for use therein, it being understood and agreed that the only information furnished by any such Initial Purchaser consists of the information described in Section 8(b);
     (b) Each Initial Purchaser, severally and not jointly, agrees to indemnify and hold harmless the Company, its directors, its officers, the Guarantor, its directors, its officers and each other person, if any, who controls the Company or the Guarantor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company and the Guarantor to the Initial Purchasers, but only with reference to information relating to the Initial Purchasers furnished in writing by the Initial Purchasers to the Company expressly for use in the Offering Memorandum, the Disclosure Package or the Final Memorandum or any amendments or supplements thereto, it being understood and agreed that the only information furnished by any such Initial Purchaser consists of the following information in the Offering Memorandum: the third (first sentence only), seventh (fifth, sixth and seventh sentences only) and eighth paragraphs under the caption “Plan of Distribution.

     (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Initial Purchasers, in the case of parties indemnified pursuant to Section 8(a), and by the Guarantor, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.
     (d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company or the Guarantor on the one hand and the Initial

Purchasers on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company or the Guarantor on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company or the Guarantor on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Notes (before deducting expenses) received by the Company and the total discounts and commissions received by the Initial Purchasers, in each case as set forth in the Offering Memorandum or herein, bear to the aggregate offering price of the Notes. The relative fault of the Company or the Guarantor on the one hand and of the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     (e) The Company, the Guarantor and the Initial Purchasers agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Notes resold by it in the initial placement of such Notes were offered to investors exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity. The Initial Purchasers’ obligations to contribute pursuant to this Section 8 are several in proportion to the respective principal amount of Notes they have agreed to purchase hereunder and not joint.
     (f) The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company or the Guarantor contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser or any person controlling any Initial Purchaser or by or on behalf of the Company, its officers or directors, the Guarantor, its officers or directors or any other person controlling the Company or the Guarantor and (iii) acceptance of and payment for any of the Notes.
     9. Termination. This Agreement shall be subject to termination by notice given by the Initial Purchasers to the Company and the Guarantor, if (a) after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, or settlement of trading shall have been materially disrupted, (ii) trading of any securities of the Guarantor shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities (including without limitation an act of terrorism) or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse to the financial markets generally and (b) in the case of any of the events specified in clauses 9(a)(i) through 9(a)(iv), such event, singly or together with any other such event, makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated by this Agreement and the Offering Memorandum.
     10. Default by an Initial Purchaser. If any one or more Initial Purchasers shall fail to purchase and pay for any of the Notes agreed to be purchased by such Initial Purchaser hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions that the principal amount of Notes set forth opposite their names in Schedule A hereto bears to the aggregate principal amount of Notes set forth opposite the names of all the remaining Initial Purchasers) the Notes that the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Notes that the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Notes set forth in Schedule A hereto, the remaining Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Notes, and if such nondefaulting Initial Purchasers do not purchase all the Notes, this Agreement will terminate without liability to any nondefaulting Initial Purchaser or the Company. In the event of a default by any Initial Purchaser as set forth in this Section 10, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Initial Purchasers shall determine in order that the required changes in the Final Memorandum or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the Company or any nondefaulting Initial Purchaser for damages occasioned by its default hereunder.
     11. Effectiveness; Expense Reimbursement. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.
     If this Agreement shall be terminated by the Initial Purchasers because of any failure or refusal on the part of the Company or the Guarantor to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company or the Guarantor shall be unable to perform its obligations under this Agreement, the Company will reimburse the Initial

Purchasers for all out-of-pocket expenses (including the fees and disbursements of their counsel up to a maximum of $100,000), reasonably incurred by the Initial Purchasers in connection with this Agreement or the offering contemplated hereunder.
     12. Notices. Notices given pursuant to this Agreement shall be in writing and shall be delivered (a) if to the Company, at 515 W. Greens Road, Suite 1200, Houston, Texas 77067, Attention: Chief Financial Officer, or (b) if to the Guarantor, Mintflower Place, 8 Par-La-Ville Road, Hamilton, HM08, Bermuda, or (c) if to the Initial Purchasers, Citigroup Global Markets Inc., at the offices of 388 Greenwich Street, New York, New York 10013, Attention: General Counsel, and at the offices of Lehman Brothers Inc., Syndicate Registration, 745 Seventh Avenue, New York, N.Y. 10019, or in any case to such other address as the person to be notified may have requested in writing.
     13. Successors. This Agreement is made solely for the benefit of the Initial Purchasers, the Company, the Guarantor, their respective directors and officers and other controlling persons referred to in Section 8 hereof, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. The term “successors and assigns” as used in this Agreement shall not include a purchaser from the Initial Purchasers of any of the Securities in its status as such purchaser.
     14. Partial Unenforceability. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other section, paragraph or provision hereof.
     15. Waiver of Tax Confidentiality Notwithstanding anything herein to the contrary, purchasers of the Securities and the parties to this Agreement and each employee, representative or other agent of the Company and the Guarantor may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are, have been or will be provided relating to such U.S. tax treatment and U.S tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable federal or state securities laws.
     16. Counterparts. This Agreement may be signed (including by facsimile) in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     17. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.
     18. No Fiduciary Duty. The Company and Guarantor hereby acknowledge that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company and the Guarantor, on the one hand, and the Initial Purchasers and any affiliate through which it may be acting, on the other, (b) the Initial Purchasers are acting as principal and not as an agent or fiduciary of the Company or the Guarantor and (c) the Company’s engagement of the Initial Purchasers in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity.

Furthermore, the Company and the Guarantor agree that they are solely responsible for making their own judgments in connection with the offering (irrespective of whether any of the Initial Purchasers has advised or is currently advising the Company or the Guarantor on related or other matters). The Company and the Guarantor agree that they will not claim that the Initial Purchasers have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company or the Guarantor, in connection with such transaction or the process leading thereto.
     19. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

Very truly yours,

NABORS INDUSTRIES LTD.

		By:	/s/ Bruce P. Koch

		Name:	Bruce P. Koch
		Title:	Vice President and Chief Financial Officer

NABORS INDUSTRIES, INC.

		By:	/s/ Bruce P. Koch

		Name:	Bruce P. Koch
		Title:	Vice President and Chief Financial Officer

Accepted as of the date hereof

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Quinn P. Fanning

Name:	Quinn P. Fanning
Title:	Managing Director

LEHMAN BROTHERS INC.

By:	/s/ David H. Martin

Name:	David H. Martin
Title:	Senior Vice President

SCHEDULE I
Pricing Supplement dated May 18, 2006

Initial Purchasers:	Lehman Brothers, Citigroup (Joint Bookrunners)

Amount:	$2,500,000,000
Security Offered:	Exchangeable Senior Notes
Issuer:	Nabors Industries, Inc.
Underlying (Ticker):	NBR

Coupon / YTM:	0.94%
Conversion Premium:	30.00%
Stock Price at Pricing:	$35.25
Conversion Price:	$45.83
Bond Denomination:	$1,000.00
Conversion Rate:	21.8221

Maturity:	May 15, 2011

Call Feature:	Not Callable for Life

Puts:	None

1st Coupon:	November 15, 2006

Coupon Payment Dates:	May 15 and November 15

Gross Spread (1.00%)	$10.00

Rating:	N/A
Offering Status:	Rule 144A with Registration Rights

CUSIP:	629568AN6

Trade Date:	May 18, 2006
Settlement Date:	05/23/2006 (Tuesday)

Pot Split:	50% LEH, 50% CITI

Contingent Conversion:	Yes (130% Trigger)

Contingent Interest:	No

Change of Control Protection:	Adjustment to Conversion Rate upon a non-stock change of control Between $35.25 and $165.00
Billing, Delivering, and Stabilizing:	Lehman Brothers

Over Allotment Option:	$250,000,000 (10%)

Conversion Rate Cap:	28.3687 shares per bond
Adjustment to Exchange Rate Upon a Change of Control
Additional Conversion Shares

	Share Price
Effective
Date	$35.25	$45.83	$55.00	$65.00	$75.00	$85.00	$95.00	$105.00	$115.00	$125.00	$135.00	$145.00	$155.00	$165.00
5/18/2006	6.5466	3.5350	2.1993	1.3702	0.8819	0.5802	0.3866	0.2585	0.1719	0.1124	0.0711	0.0424	0.0227	0.0093
5/15/2007	6.5466	3.4074	2.0385	1.2168	0.7509	0.4737	0.3024	0.1932	0.1220	0.0748	0.0433	0.0224	0.0088	0.0009
5/15/2008	6.5466	3.1935	1.7985	1.0034	0.5787	0.3412	0.2032	0.1202	0.0692	0.0373	0.0173	0.0052	0.0000	0.0000
5/15/2009	6.5000	2.8483	1.4420	0.7109	0.3617	0.1880	0.0981	0.0497	0.0228	0.0077	0.0002	0.0000	0.0000	0.0000
5/15/2010	6.3397	2.2335	0.8675	0.3052	0.1088	0.0398	0.0141	0.0032	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
5/15/2011	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

SCHEDULE A

Principal Amount of
Initial Purchasers	Firm Securities to be Purchased
Citigroup Global Markets Inc.	$1,250,000,000
Lehman Brothers Inc.	$1,250,000,000

Total

ANNEX 5(C )
OPINION OF BRUCE M. TATEN
               (i) each of the Company, Nabors Drilling USA, LP, Nabors Holding Company, Nabors Industries Inc., Nabors International Finance Inc., Ryan Energy Technologies Inc., Oak Leaf Investments Inc., Nabors Diamond Holdings, Inc., Nabors Well Services Co. (collectively, the “Selected Subsidiaries”), has been duly organized and is validly existing as a corporation or limited partnership in good standing under the laws of the jurisdiction in which it is chartered or organized, with full corporate or partnership power and authority to own its properties and conduct its business as described in the Offering Memorandum, and is duly qualified to do business as a foreign corporation or limited partnership and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases properties or conducts business, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Guarantor and its subsidiaries, taken as a whole;
               (ii) all outstanding shares of capital stock (or limited partnership interests) of each of the Company and the other Significant Subsidiaries are owned by the Guarantor either directly or through wholly owned subsidiaries free and clear of any perfected security interest, other than any perfected security interest in favor of the Guarantor or another Significant Subsidiary and, to the knowledge of such counsel, any other security interests, claims, liens or encumbrances other than any liens, encumbrances, equities or claims in favor of the Guarantor or another Significant Subsidiary;
               (iii) to the knowledge of such counsel, there is no pending or threatened material action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator involving the Guarantor or any of its subsidiaries of a character required to be disclosed in the Offering Memorandum which is not disclosed in the Offering Memorandum;
               (iv) such counsel has no reason to believe that the Offering Memorandum, as of the Applicable Time and at the Closing Date, or the Final Memorandum, as of its date and at the Closing Date, included or includes any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that such counsel need express no opinion or comment with respect to the financial statements and the other financial and statistical information contained or incorporated by reference therein);
               (v) neither the issue and sale of the Securities, the consummation of the Transactions, nor the consummation of any other of the transactions herein contemplated nor the fulfillment of the terms hereof will conflict with, result in a breach or violation of, or constitute a default under the terms of (A) any indenture or other agreement or instrument known to such counsel and to which the Company, the

Guarantor or any of the Significant Subsidiaries is a party or bound, or any judgment, order or decree known to such counsel to be applicable to the Company, the Guarantor or any of the Significant Subsidiaries of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company, the Guarantor or any of the Significant Subsidiaries, except such as would not, either singly or in the aggregate, have a material adverse effect upon the Guarantor and its subsidiaries, taken as a whole, or prevent the Company or the Guarantor from performing its obligations under this Agreement, the Registration Rights Agreement or the Indenture or (B) the respective charters or bylaws of the Significant Subsidiaries (assuming that the relevant laws of the state of incorporation of any Significant Subsidiary not incorporated in Texas or Delaware are the same as those of Texas).

ANNEX 5(D)(I)
OPINION OF MILBANK, TWEED, HADLEY & McCLOY LLP
               (i) the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware;
               (ii) the statements in the Offering Memorandum under “Description of Notes,” and “Transfer Restrictions” insofar as such statements constitute a summary of the documents or legal matters referred to therein, fairly present in all material respects the information called for with respect to such documents or legal matters;
               (iii) based upon the representations, warranties and agreements of the Company and the Guarantor in Sections 1(l), 1(n), 6(f) and 6(g) of this Agreement and of the Initial Purchaser in Section 7 of this Agreement, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchaser under this Agreement or in connection with the initial resale of such Securities by the Initial Purchaser in accordance with Section 7 of this Agreement to register the Securities under the Securities Act of 1933 or to qualify the Indenture under the Trust Indenture Act of 1939;
               (iv) each of the Indenture and the Registration Rights Agreement has been duly authorized, executed and delivered by the Company, and, assuming each has been duly authorized, executed and delivered by the Guarantor and the Indenture has been duly authorized, executed and delivered by the Trustee, it constitutes a legal, valid and binding agreement enforceable against the Company and the Guarantor in accordance with its terms (subject to the qualification that enforceability of the obligations of the Company and the Guarantor thereunder may be limited by (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality, and except as rights to indemnification and contribution under the Registration Rights Agreement may be limited by public policy or law); and the Notes have been duly authorized by the Company and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchaser pursuant to this Agreement, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture (subject to the qualification that enforceability of the obligations of the Company thereunder may be limited by (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality);
               (v) this Agreement has been duly authorized, executed and delivered by the Company;
               (vi) no consent, approval, authorization or order of any court or governmental agency or body is required of the consummation of the transactions contemplated herein, except such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Securities by the Initial Purchaser (as to which such counsel need express no opinion) and by Federal and state securities laws with respect to the Company’s and the Guarantors’ obligations under the Registration Rights Agreement;
               (vii) neither the issue and sale of the Securities, nor the consummation of any other of the transactions herein contemplated nor the fulfillment of the terms hereof will conflict with, result in a breach or violation of, or constitute a default under any provision of (A) applicable law, except such as would not, either singly or in the aggregate, have a material adverse effect upon the Guarantor and its subsidiaries, taken as a whole, or prevent the Company or the Guarantor from performing its obligations under this Agreement, the Registration Rights Agreement or the Indenture, or (B) the Restated Certificate of Incorporation or By-Laws of the Company; and
               (vii) although the statements in the Offering Memorandum under the caption “Certain Material United States Federal Income Tax Considerations” (the “Discussion”) do not purport to discuss all possible United States federal income tax consequences of the acquisition, ownership, and disposition of Notes, we are of the opinion that, subject to the limitations, qualifications, exceptions, and assumptions set forth therein, the Discussion constitutes a fair and accurate summary under current law of the anticipated material United States federal income tax consequences of the acquisition, ownership, and disposition of Notes and of any of the Guarantor’s Common Shares received pursuant to an exchange of the Notes.

ANNEX 5(E)
OPINION OF APPLEBY, SPURLING & KEMPE
               (viii) the Guarantor has been duly incorporated and is validly existing as an exempted company with limited liability in good standing under the laws of Bermuda, with full corporate power and authority (A) to own its properties and conduct its business as described in the Offering Memorandum and (B) to consummate the transactions contemplated by this Agreement to be consummated on its part;
               (ix) each of this Agreement, the agreements effecting the Transactions, the Indenture and the Registration Rights Agreement has been duly authorized, executed and delivered by the Guarantor;
               (x) neither the issue and sale of the Securities, the consummation of the Transactions, nor the consummation of any other of the transactions herein contemplated nor the fulfillment of the terms hereof will conflict with, result in a breach or violation of, or constitute a default under any provision of the Memorandum of Association or the Bye-laws of the Guarantor;
               (xi) no consent, approval, authorization or order of, or filing, registration, qualification, license or permit of or with, any court or governmental agency, body or administrative agency of Bermuda is required to be obtained or made by the Guarantor for the execution, delivery and performance by the Guarantor of this Agreement, the agreements effecting the Transactions to which the Guarantor is a party, the Indenture or the Registration Rights Agreement, except such as have been obtained or made on or prior to the Closing Date hereof;
               (xii) no stamp duty or similar tax duty is payable under current applicable laws or regulations of Bermuda in connection with the creation, issuance or delivery of the Securities, the transfer of any of the Securities or with respect to the execution and delivery of this Agreement, the Securities, the Indenture or the Registration Rights Agreement;
               (xiii) no exchange control authorization or any other authorization, approval, consent or license of any governmental authority or agency of or in Bermuda is required for the payment by the Guarantor of any amounts in United States dollars pursuant to the terms of the Securities or to the Initial Purchaser pursuant to this Agreement;
               (xiv) on or prior to the Closing Date, the Underlying Securities issuable upon exchange of the Notes will have been duly authorized and reserved and, when issued upon exchange of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable, and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights; and
               (xv) the statements in the Offering Memorandum under “Description of Nabors’ Share Capital” insofar as such statements constitute a summary of the documents or legal matters referred to therein, fairly present in all material respects the information called for with respect to such documents;.
     In rendering their opinions set forth in this Annex 5(e), such counsel may rely, to the extent deemed advisable by such counsel, (i) as to factual matters on certificates of officers of the Company and (ii) upon certificates of public officials.